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                                                                   EXHIBIT 10.20

                             [NOVISTAR LETTERHEAD]

                                August 29, 2000

Mr. John Sobchak
Novistar, Inc.
1331 Lamar, Suite 1650
Houston, Texas 77010

Dear John:

        When executed by you, this letter shall set forth certain terms and conditions relating to your employment at Novistar. Novistar has previously granted you 50,000 stock options in the Company, and has agreed, on an "at will" basis, to pay you a base salary of $140,000 per year. As an inducement to secure your employment, the Company has also agreed to the payment of Severance Benefits (defined below) if, in the event of the sale, merger, or transfer of the Company's assets resulting in a Change of Control of the Company, within twelve months of the date of such Change of Control, (a) your employment is terminated (other than for cause) or (b) there has been a Material Reduction in your employment responsibilities or benefits.

                Change of Control means or shall be deemed to have occurred if and when the acquisition, by whatever means (including without limitation, amalgamation, consolidation, liquidation, arrangement or merger), by a person (or two or more persons who in such acquisition have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the securities acquired), directly or indirectly, of the beneficial ownership of such number of voting securities or rights to voting securities of the Company, which together with such person's then owned voting securities and rights to voting securities, if any, represent (assuming the full exercise of such rights to voting securities) more than 25% of the combined voting power of the Company's then outstanding voting securities, together with the voting securities that would be outstanding on the full exercise of the rights to voting securities acquired and such person's previously owned rights to voting securities.
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Mr. John Sobchak
August 29, 2000
Page 2


                A Material Reduction in Sobchak's employment responsibilities means or shall be deemed to have occurred if and when he is assigned responsibilities or duties inconsistent with the duties of Chief Financial Officer, or his duties, responsibilities and status within the Company are significantly reduced. A material reduction in Sobchak's employment benefits shall be deemed to have occurred if and when there is a material reduction in the salary payable to Sobchak or any material failure by the Company to continue to provide Sobchak with the employment benefits to which he is currently entitled to participate in as of the date of this Agreement. In the event of a Material Reduction in Sobchak's responsibilities or employment benefits, Sobchak shall, at his election, give the Company at least eight weeks notice of his election to terminate his employment with the Company. The Company may at its election choose to waive or shorten this eight week notice requirement.

                Termination for Cause shall mean or shall be deemed to have occurred in the event of termination following (i) the willful failure or refusal of Sobchak to render services to the Company in accordance with the direction of the Board of Directors; such failure or refusal to be uncured and continuing for a period of not less than fifteen (15) days after notice outlining the situation is given by the Company to Sobchak; (ii) the commission by Sobchak of an act of fraud or embezzlement against the Company or the commission by Sobchak or any other action with the intent to injure the Company or (iii) Sobchak having been convicted of a felony.

        Upon the occurrence and satisfaction of such conditions, Sobchak shall be entitled to the following Severance Benefits:

                a. A cash lump sum payment equal to two times the highest
                   annualized base salary in effect for Sobchak after the Effective Date, payable within 10 working days of termination.

                b. A twelve month extension on the termination of any vested
                   Novistar stock options held by Sobchak.

                c. The payment of the items described in items "a" and "b" above shall have no effect on other employment benefits to which Sobchak is entitled, other than severance payments currently payable under the Torch Energy Advisors Incorporated Severance Pay Plan or successor plans, which


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Mr. John Sobchak
August 29, 2000
Page 3


                   are not payable in the event of a payment under item "a" above.

        The rights duties and obligations of the parties hereunder shall terminate four (4) years from the date hereof. At that point, Novistar and Sobchak shall either negotiate a new agreement governing his employment or the severance benefits, if any, payable to Sobchak will be governed by severance plans or agreements which may then be in existence at that time.

        If the foregoing is agreeable to you, please so indicate by executing this agreement in the space provided for below.

                                          NOVISTAR, INC.


                                          /s/ THOMAS M. RAY III
                                          ------------------------------------
                                          Thomas M. Ray III
                                          President and Chief Executive Officer

Agreed and accepted this 29 day of August, 2000.


/s/ JOHN V. SOBCHAK
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John V. Sobchak